Exhibit 2

FMC FINANCE III S.A. Société Anonyme
Registered Office: 28-30, Val St. André, L-1128 Luxembourg
R.C.S. Luxembourg B 128.963

6⅞% SENIOR NOTES DUE 2017 OF FMC FINANCE III S.A.
NOTICE OF SUBSTITUTION OF ISSUER

Luxembourg, June 20, 2011

This Notice of the Substitution of Issuer is given relating to the 6⅞% Senior Notes due 2017 (the “6⅞% Senior Notes”), as issued by FMC Finance III S.A. (the “Original Issuer”) and guaranteed by Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under German laws, Fresenius Medical Care Holdings, Inc., a New York corporation and Fresenius Medical Care Deutschland GmbH, a limited liability company under German laws (the “Guarantors”).

Fresenius Medical Care US Finance, Inc., a Delaware corporation (the “Successor Issuer”), has acquired substantially all of the properties and assets of the Original Issuer and assumed substantially all of the liabilties of the Original Issuer. In this regard and as authorized by the Indenture entered into by the Original Issuer, the Guarantors and U.S. Bank National Association as Trustee (the “Trustee”) on July 2, 2007 with respect to the issuance of 6⅞% Senior Notes (the “Indenture”), the Successor Issuer has assumed all of the obligations of the Original Issuer under the 6⅞% Senior Notes and the Indenture. As required under the Indenture the Original Issuer, Successor Issuer, the Guarantors and the Trustee have entered into a Supplemental Indenture dated as of June 20, 2011 (the “Supplemental Indenture”) providing for such assumption.

The substitution of the Original Issuer by the Successor Issuer will be effective as from June 20, 2011.

The 6⅞% Senior Notes remain listed on the Euro MTF Market of the Luxembourg Stock Exchange.

A copy of the Supplemental Indenture may be obtained from the the Trustee by writing to it at the following address:

U.S. Bank National Association
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:           Corporate Trust Administration
Ms. Elizabeth Hammer

FMC Finance III S.A.